Exhibit 4.9

THE SECURITIES OFFERED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE ISRAELI SECURITIES LAW 5728-1968, AS AMENDED, OR UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED UNLESS (I) THE SECURITIES SOLD UNDER THIS AGREEMENT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR (II) SUCH SALE, OFFER, PLEDGE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE SECURITIES LAWS.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made as of June 21, 2007 by and among Elbit Vision Systems Ltd., a company organized under the laws of the State of Israel, of 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel (the “Company”), and Elbit Ltd., a company organized under the laws of the State of Israel, (“Elbit”) of 3, Azrieli Center, Tel-Aviv, Israel.

WHEREAS,	Elbit holds 9% of the outstanding shares of the Company; and

WHEREAS,	Elbit wishes to convert the outstanding Loan Amount (as defined below) into ordinary shares of the Company and invest an additional amount in the Company's share equity; and

WHEREAS,	Elbit desires to purchase and the Company desires to sell ordinary shares of the Company par value NIS 1.0 per share, pursuant to the terms and conditions more fully set forth in this Agreement.

NOW THEREFORE, the Company and Elbit hereby agree as follows:

1.     Issuance and Purchase of Shares and Warrants.

1.1     Subject to and in accordance with the terms and conditions hereof, at the Closing (as hereinafter defined) the Company shall issue and allot to Elbit, and Elbit shall purchase from the Company, at a price per share of $0.315 (thirty one and one half United States Cents) (the “Per Share Price”), and for an aggregate purchase price of seven hundred and twenty thousand US Dollars ($720,000) (the “Purchase Price”), of which $470,000 including all interest accrued until March 31, 2007 shall be invested by way of conversion of a loan in accordance with 1.2 below:

1.1.1 two million two hundred and eighty-five thousand seven hundred and fourteen (2,285,714) Ordinary Shares of the Company, nominal value NIS 1.0 each (the “Shares”)

1.1.2 At no additional consideration, Warrants (the “Warrants”) for the purchase of additional Ordinary Shares of the Company nominal value NIS 1.0 each, entitling Elbit to purchase up to three hundred and ninety six thousand eight hundred and twenty-five (396,825) Ordinary Shares of the Company, nominal value NIS 1.0 each (the “Warrant Shares”) during the period set forth in the Warrants at an exercise price of $0.45 (forty-five United States Cents)per share, subject to adjustments, all on the terms and subject to the conditions set forth in the Warrants.

1.2     It is hereby acknowledged and agreed that the amount of four hundred and seventy thousand US Dollars ($470,000), (the “Loan Amount”) provided to the Company by Elbit shall be converted into Shares at the Per Share Price and shall be deducted from the Purchase Price due to be paid at the Closing (as defined below). Such conversion of the Loan Amount shall constitute the full and final settlement of all outstanding sums owed by the Company to Elbit (except for the accrued interest from April 1, 2007 until Closing payable by the Company to Elbit upon Closing pursuant to Section 2.2 below) and shall be in satisfaction of the Company’s obligations thereunder. Upon conversion of the Loan Amount, the Loan Agreement between Elbit and the Company dated February 7, 2001, as amended shall be deemed terminated and shall cease to have any legal effect.

2.     Closing Date; Delivery

2.1     The purchase and sale of the Shares hereunder shall take place at a closing (the “Closing”), to take place as soon as practicable following the approval of this Agreement and other documents and agreements contemplated hereby or thereby or which are ancillary hereto or thereto (together, the “Transaction Documents”) and the increase in the Company’s authorized share capital, by the shareholders of the Company. The Closing shall occur on the Closing Date at 1:00 pm (Israel time) at the offices of Yigal Arnon & Co., 1 Azrieli Center, Tel-Aviv, Israel, or at such other time and place as may be agreed by Elbit and the Company, at which Closing, Elbit shall execute counterpart signature pages to the RRA (as defined below) and pay to the Company the total amount of the purchase price for the Shares, in United States dollars, in immediately available funds, by wire or electronic transfer to a bank account designated by the Company or by other means acceptable to the Company, and the Company shall deliver to Elbit against such payment and the delivery of the signature page to the RRA, the following documents and instruments:

2.1.1 duly executed share certificate(s) issued in the name of Elbit representing the Shares issued to Elbit at the Closing and a warrant certificate in substantially the form attached hereto as Schedule 2.1.1;

2.1.2 a copy of the duly executed resolutions of the Company’s Board of Directors (the “Board”) approving the Transaction Documents, the issuance of the Shares, the Warrants and the Warrant Shares issuable upon exercise of the Warrants (collectively, the “Securities”) and the increase in the Company’s authorized share capital;

2.1.3 a copy of the resolutions of the shareholders of the Company approving the Transaction Documents, the issuance of the Securities and the increase in the Company’s authorized share capital;

2.1.4 an executed Registration Rights Agreement, in the form attached hereto as Schedule 2.1.4 executed by the Company and Elbit (the “RRA”); and

2.1.5 a notice to the Israel Company’s Registrar notifying it of the duly adopted amendment to Article 5(a) of the Company’s Articles of Association, pursuant to which the Company’s authorized share capital shall be increased from NIS 60,000,000 to NIS 90,000,000.

2.2     At the Closing, the Company shall transfer to Elbit the amount of all the interest accrued on the Loan Amount between April 1, 2007 until the Closing.

All such transactions and actions listed in this Section 2 above shall be deemed to take place simultaneously and no transaction or action shall be deemed to have been completed or taken and no document or instrument shall be deemed delivered until all such transactions and actions have been completed and taken and all required documents and instruments delivered.

3.     Representations and Warranties of the Company

3.1     The Company is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as proposed to be conducted. The Company has all requisite power and authority to execute and deliver Transaction Documents, and to consummate the transactions contemplated hereby and thereby. All corporate actions on the part of the Company necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under the Transaction Documents and for the authorization, issuance, allotment, sale and delivery of the Shares has been (or will be) taken prior to the Closing. Each of the Transaction Agreements, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of each of the Transaction Agreements.

3.2     The Shares, when issued and allotted in accordance with this Agreement, will be duly authorized, validly issued, and upon payment therefor, fully paid, nonassessable, and free of any preemptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the Articles of Association of the Company (the “Articles”), and will be free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of Elbit in the Company’s share transfer register. The Warrant Shares issuable upon conversion of the Warrants have been duly authorized and reserved for issuance by all necessary corporate action and, when issued and allotted in accordance with the terms of the Articles, will be duly and validly issued, and upon payment thereof, fully paid, non-assessable, and free of any preemptive rights, will have the rights, preferences, privileges and restrictions set forth in the Articles, and will be free and clear of any liens, encumbrances, claims, or third party rights of any kind and duly registered in the name of Elbit in the Company’s register.

3.3     The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials together with reports on Form 6-K furnished by the Company to the Commission being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company is currently eligible to register its ordinary shares for resale by the Elbit under Form F-3 or similar form promulgated under the Securities Act.

3.4     The Company represents and warrants to Elbit that it is not aware of any information which has not been disclosed to Elbit, which has or could have a material and adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company or which a reasonable investor considering an investment in the Company, would likely want to know.

4.     Representations and Warranties of Elbit. Elbit hereby represents and warrants to the Company as follows:

4.1     Enforceability. As of Closing each of the Transaction Documents, when executed and delivered by Elbit, will constitute the valid, binding and enforceable obligations of Elbit, and will not violate any provision of the charter documents of Elbit, or any instrument, judgement, order, writ, decree, contract, agreement, law, rule or regulation to which it is a party, or by which it is bound.

4.2     Authorization. As of Closing, the execution, delivery and performance of the obligations of Elbit hereunder have been duly authorized by all necessary corporate action. Elbit is duly organized and properly registered in Israel.

4.3     Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of Elbit are or will be entitled to receive from the Company any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by Elbit in connection with any of the transactions contemplated under this Agreement.

4.4     Experience. Elbit is an experienced investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Company in accordance with the terms of this Agreement. Elbit represents and agrees that the Shares, Warrants and if exercised the Warrant Shares are purchased for its own account and not with a view towards, or for resale in connection with the public sale or distribution thereof, except pursuant to sales permitted or exempted under the U.S. Securities Act of 1933.

4A     Undertaking The Company undertakes that it shall convene a shareholders meeting for the purpose of approving this Agreement and any necessary increase in the Company’s share capital within no later than 60 days from the date hereof.

5.     Miscellaneous.

5.1     Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court of Tel Aviv-Jaffa district in Israel, and each of the parties hereby submits irrevocably to the jurisdiction of such court to the exclusion of any court of any other jurisdiction.

5.2     Survival. The representations and warranties of each of the Company and Elbit set forth in Sections 3 and 4, respectively, shall survive for a period of two years following the Closing.

5.3     Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto.

5.4    Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

5.5     Further Actions.  At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

5.6     Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative, unless otherwise expressly provided herein.

5.7     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

5.8     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) two business days in Israel after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Elbit Vision Systems Ltd. 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O. Box 60920, Israel
Telephone: Fax:	972-9-866 1610 972-9- 8661700

With a copy to (which shall not constitute notice):

Yigal Arnon & Co. One Azrieli Center, Round Tower, Tel Aviv, Israel
Telephone: Facsimile: Attention:	+(972)-3-608-7864 +(972)-3-608-7714 Adrian Daniels, Adv.

If to Elbit:

3 Azrieli Center Tel-Aviv, Israel
Telephone: Fax: Attn:	+(972) 3-607-5518 +(972) 3-608-5556 General Counsel

IN WITNESS WHEREOF, the parties have signed this Agreement on the date as indicated above.

        IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the date first hereinabove set forth.

ELBIT VISION SYSTEMS LTD.		ELBIT LTD.
By: Name: Title:	______________________ ______________________ ______________________	By: Name: Title:	______________________ ______________________ ______________________